Patent License Agreement

This Patent License Agreement (hereafter referred to as the “Agreement”) is by and between Zhao Zifeng (formerly known as Zhao Taisheng and hereafter referred to as “Licensor” or “Party A”) and Yinlips Digital Technology (Shenzhen) Co., Ltd, with an office at Room 2929, Nanguang Jiejia Building, Shen South-Mid Road, Futian District, Shenzhen, PRC China (hereafter referred to as “Licensee” or “Party B”) in Shenzhen. This Agreement is entered into effective as of October 4, 2008.

Recital

A. Party A is the owner of the three patents which may have applicability to Party B’s digital products;

B. Party B is a digital company, which has factory area of 3200 M², SMT equipments, and about 300 employees and Party B has knowledge of Party A’s patents;

C. The parties desire that Party A grant Party B an Exclusive License (defined below) for incorporation of the ornamental design, applications and implementations of Patented Technology (defined below) as claimed in Party A’s patents.

In consideration of the preceding recitals and of the following terms and conditions, the Parties agree as follows:

Article 1 Definitions

For the purpose of this Agreement, the following terms have the following meanings:

“Patents” means the ornamental designs presently owned by Licensor, granted by China State Intellectual Property Office, which are applicable to the manufacture of Licensed Products.

“Licensed Products” means any products produced by Licensee by incorporating the ornamental design as claimed in Patents pursuant to this Agreement, which include MP3 player and digital photo frame respectively.

“Technical Service” means the technical assistance, instruction, training and other services under the Agreement to be rendered by Licensor to Licensee with regarding to the implementation of the Patents.

“Exclusive License” means Licensee has the exclusive rights to make, use, sell or have made to implement the Patents during the duration, within the region and technology field prescribed in the Agreement, and Licensor and any other third party shall not implement the Patents.

Article 2 Grant of License

Party A grants Party B an Exclusive License within China under the Patent rights, to make, use, have made and sell Licensed Produces until the expiration of the last patent licensed under this Agreement.

Party B shall have the rights to further sub-license any patent rights under this Agreement to any third party after obtaining prior written consent from Party A.

Article 3 Patented Technology

The patented technology under this Agreement refers to the following patents (see the patent documents on Exhibit 1): (1) Patent MP3 player, with its patent No. ZL 2004 3 0074077.0, and expiration date August 31, 2014; (2) Patent MP3 player, with its patent No. ZL 2004 3 0074078.5, and expiration date August 31, 2014; and (3) Patent digital photo frame, with its patent No. ZL 2006 3 0018829.0, and expiration date September 17, 2016.

Article 4 Delivery of Technical Documents

Party A shall deliver all the patent documents prescribed in Article 3 along with the document list to Party B face-to face within seven (7) calendar days after the Agreement takes effect.

Article 5 Royalty

Party A grants Party B rights to Patents as described above in Article 2 on a royalty-free basis. During the duration of the Agreement, Party B shall pay the annual maintenance fees for the Patents pursuant to the Agreement.

Article 6 Technical Service and Training

1. Within twenty (20) calendar days after the Agreement takes effect, Party A shall impart the patent technology and solve Party B’s technical problems concerning the implementation of the Patents.

2. Party A shall send qualified technical personnel to provide on-the-spot technical guidance, and give training course to Party B’s technical staff.

3. Party A shall ensure Party B’s technical staff have mastered the patented technology.

4. All costs concerning technical services and training shall be borne by Party B.

Article 7 Patent Markings

Party B agrees to mark in a conspicuous location all Licensed Products and the containers and packaging for any Licensed Product sold by Party B the word “Patent” or “Patents” and the number or numbers of at least one of the Patents as identified under Patented Technology in Article 3 above.

Article 8 Breach of Agreement and Claims of Damages

1. If Party A delays to deliver the Patent documents or provide technical services and training to Party A without justified reasons, and fails to perform the foresaid obligations within Party B must give prompt notice to Party A. Within twenty (20) calendar days after receiving such notice from Party B, Party A must cure such deficiency. Party B has the right to terminate the Agreement if Party A fails to cure.

2. If Party A implements the Patents pursuant to the Agreement itself or grants any other third party to implement the Patents pursuant to the Agreement, Party B has the right to request Party A to stop such implementation or license immediately, and has the right to terminate the Agreement.

If Party B grants the sublicense to other third parties without obtaining the prior written consent from Party A, Party A has the right to request Party A to stop such sublicense.

3. If Party B does not pay the annual maintenance fees for the Patents pursuant to the Agreement, Party A has the right to terminate the Agreement.

Article 9 Infringement

1. During the duration of the Agreement, if any allegation of infringing the rights of a third party occurs, Party A shall be fully responsible for the matter. Party B must provide prompt notice to Party A upon receiving an infringement allegation from such third party. Party A shall indemnify Party B for its cost of defense and damages it sustained.

2. If any party has found a third party infringes the Patents pursuant to the Agreement, it shall promptly notify the other party. Party B, at its expense, has rights to enforce any patent exclusively licensed hereunder against infringement by third parties. Party B is entitled to retain recovery from such enforcement.

If Party B does not file suit against a alleged infringer of a patent within 4 months of knowledge thereof, then Party A may enforce any patent licensed hereunder on behalf of itself and Party B. Party A is entitled to retain recovery from such enforcement and Party B shall indemnify Party A for the cost of defense.

In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

Article 10 The Patents Are Declared Invalidated

If all Patents pursuant to the Agreement are declared invalidated during the duration of the Agreement, the Agreement will be terminated automatically.

Article 11 Force Majeure

1. In case that one or both parties are impossible to perform the duties provide herein on account of Force Majeure (such as, fire, flood, earthquake, and war), the party in contingency shall:

(1)	take measures to mitigate loss;

(2)	immediately inform the other party of the occurrence of the Force Majeure;

(3)	provide the certificate of non-performance which has been duly verified by competent authority during the Force Majeure period.

2. In case of Force Majeure, the agreement is delayed in performance in reasonable time.

3. Should the Force Majeure event last more than 6 months consecutively, this Agreement will be terminated automatically.

Article 12 Settlement of Disputes

All disputes arising out of or concerning this Agreement or the performance hereof, shall be settled through negotiations. If the parties are not willing to settle the disputes through negotiation, or no settlements are reached through negotiation, any party can bring the case to Shenzhen Arbitration Commission.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the People’s Republic of China.

Article 13 Effective date, Modification and Termination

1. This Agreement comes into effect when both parties hereto set their hands or seals, and the rights and obligations shall remain in effect until September 17, 2016, or termination of the Agreement.

2. The modification of this agreement shall be agreed upon by both parties in writing through negotiations.

3. If due to Party B, this Agreement can not be performed, it will be terminated automatically.

/s/ Zhao Zifeng	[seal of the company]

Licensor: Zhao Zifeng	Licensee: Yinlips Digital Technology (Shenzhen) Co., Ltd.

On October 4,2008

In Shenzhen, China